Exhibit 15.2

AMENDED CHARTER OF THE

AUDIT COMMITTEE OF

J-LONG GROUP LIMITED

This Amended Audit Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of J-Long Group Limited (the “Company”) on July 26, 2024, to comply with the disclosure requirements under newly enacted Item 16(K) of Form 20-F, which requires the Company to disclose its cybersecurity practices and its risk assessment program (the “Cybersecurity Policy”) and to describe: (i) the processes for managing current, previous or potential future material cybersecurity risks and threats; (ii) the Board of Directors’ and the Audit Committee’s role in the oversight and analysis of the risks from cybersecurity threats; and (iii) identification of the Company’s Chief Financial Offer as the person to be responsible for managing material risks from cybersecurity threats and developing and implementing such processes as shall be integrated into the Company’s overall risk management system.

Membership

The Audit Committee (the “Committee”) of the Board of the Company shall consist of three or more directors. Each member of the Committee shall be independent in accordance with the requirements of Rule 10A-3 of the Securities Exchange Act of 1934 and Rule 5605(a)(2) under the Listing Rules of The NASDAQ Stock Market LLC (the “NASDAQ Rules”) and the Company’s independence guidelines. No member of the Committee can have participated in the preparation of the Company’s or any of its subsidiaries’ financial statements at any time during the past three years.

Each member of the Committee must be financially literate, as determined by the Board. At least one member of the Committee must have accounting or related financial management expertise, as determined by the Board. At least one member of the Committee must be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. A person who satisfies this definition of audit committee financial expert will also be presumed to have accounting or related financial management expertise.

No member of the Committee may serve simultaneously on the audit committee of more than two other public companies without prior approval of the Board. In addition, the chairman of the Committee may not serve simultaneously on the audit committee of more than three other public companies.

The members of the Committee shall be appointed by the Board. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

Purpose

The purpose of the Committee is to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements.

The primary role of the Committee is to oversee the financial reporting and disclosure process. To fulfill this obligation, the Committee relies on: management for the preparation and accuracy of the Company’s financial statements; for establishing effective internal controls and procedures to ensure the Company’s compliance with accounting standards, financial reporting procedures and applicable laws and regulations; and the Company’s independent auditors for an unbiased, diligent audit or review, as applicable, of the Company’s financial statements and the effectiveness of the Company’s internal controls. The members of the Committee are not employees of the Company and are not responsible for conducting the audit or performing other accounting procedures.

Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

To (1) select and retain an independent registered public accounting firm to act as the Company’s independent auditors for the purpose of auditing the Company’s annual financial statements, (2) set the compensation of the Company’s independent auditors, (3) oversee the work done by the Company’s independent auditors and (4) terminate the Company’s independent auditors, if necessary.

To select, retain, compensate, oversee and terminate, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

To approve all audit engagement fees and terms; and to pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms, and establish policies and procedures for the Committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an on-going basis.

At least annually, to evaluate the qualifications, performance and independence of the Company’s independent auditors, including an evaluation of the lead audit partner; and to assure the regular rotation of the lead audit partner at the Company’s independent auditors and consider regular rotation of the accounting firm serving as the Company’s independent auditors.

To review and discuss with the Company’s independent auditors (1) the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, (2) the overall audit strategy, (3) the scope and timing of the annual audit, (4) any significant risks identified during the auditors’ risk assessment procedures and (5) when completed, the results, including significant findings, of the annual audit.

To review and discuss with the Company’s independent auditors (1) all critical accounting policies and practices to be used by the Company; and (2) any material written communications between the auditors and management.

To review and discuss with the Company’s independent auditors and management (1) any audit problems or difficulties, including difficulties encountered by the Company’s independent auditors during their audit work (such as restrictions on the scope of their activities or their access to information), (2) any significant disagreements with management and (3) management’s response to these problems, difficulties or disagreements; and to resolve any disagreements between the Company’s auditors and management.

To review with management and the Company’s independent auditors: any major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles; any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative GAAP methods; and the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

To keep the Company’s independent auditors informed of the Committee’s understanding of the Company’s relationships and transactions with related parties that are significant to the company; and to review and discuss with the Company’s independent auditors the auditors’ evaluation of the Company’s identification of, accounting for, and disclosure of its relationships and transactions with related parties, including any significant matters arising from the audit regarding the Company’s relationships and transactions with related parties.

To review with management the adequacy and effectiveness of the Company’s internal control, including any significant deficiencies or material weaknesses in the design or operation of, and any material changes in, the Company’s internal controls and any special steps adopted in light of any material control deficiencies, and any fraud involving management or other employees with a significant role in such internal controls, and review and discuss with management disclosure relating to the Company’s internal controls.

To review and discuss with the Company’s independent auditors any other matters required to be discussed by applicable requirements of the PCAOB and the SEC.

To review and discuss with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes), the form of audit opinion to be issued by the auditors on the financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (MD&A) to be included in the Company’s annual report on Form 20-F before the Form 20-F is filed.

To recommend to the Board whether the audited financial statements and the related MD&A disclosure should be included in the Company’s Form 20-F and whether the Form 20-F should be filed with the SEC.

To review and discuss with management: the Company’s earnings press releases, including the type of information to be included and its presentation and the use of any pro forma, adjusted or other non-GAAP financial information, before their release to the public; and any financial information and earnings guidance provided to analysts and ratings agencies, including the type of information to be disclosed and type of presentation to be made.

To set Company hiring policies for employees or former employees of the Company’s independent auditors that participated in any capacity in any Company audit.

To establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

To review and discuss with management the risks faced by the Company and the policies, guidelines and process by which management assesses and manages the Company’s risks, including but not limited to the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

To review cybersecurity risk as part of the Company’s overall risk-management program, implement the Company’s Cybersecurity Policy and establish and maintain strategy pursuant thereto, and liaise with management to ensure that cybersecurity risk management remains a meaningful priority in the Company’s business strategy and operations.

To review the Company’s compliance with applicable laws and regulations and to review and oversee the Company’s policies, procedures, and programs designed to promote and monitor legal and regulatory compliance, and to review and approve the hiring or dismissal of a Compliance Officer(s).

To monitor compliance with the Company’s Code of Ethics and Business Conduct (the “Code”), to investigate any alleged breach or violation of the Code, and to enforce the provisions of the Code.

To review, with the General Counsel, if any, or with outside legal counsel, legal and regulatory matters, including legal cases against or regulatory investigations of the Company and its subsidiaries, that could have a significant impact on the Company’s financial statements.

To review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) and any other potential conflict of interest situations on an ongoing basis, in accordance with Company policies and procedures, and to develop policies and procedures for the Committee’s approval of related party transactions.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of independent outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of any outside counsel and other advisors.

The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to the Company’s independent auditors, any other accounting firm engaged to perform services for the Company, any outside counsel and any other advisors to the Committee.

Structure and Operations

The Board shall designate a member of the Committee as the chairperson. The Committee shall meet at least four times a year at such times and places as it deems necessary to fulfill its responsibilities. The Committee shall report after each committee meeting to the Board on its discussions and actions, including any significant issues or concerns that arise at its meetings, and shall make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee shall meet separately, and periodically, with management and with representatives of the Company’s independent auditors, and shall invite such individuals to its meetings as it deems appropriate, to assist in carrying out its duties and responsibilities. However, the Committee shall meet regularly without such individuals present.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

Performance Evaluation

The Committee shall conduct an annual evaluation of the performance of its duties under this Charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

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